EXHIBIT 99.1

For Release 1:00 PM PST
NOVEMBER 8, 2004

Western Wireless Corporation
3650 131st Ave. SE
Bellevue, WA 98006
(425) 586-8700

Western Wireless Announces Third Quarter 2004 Financial Results

     BELLEVUE, WA (November 8, 2004) – Western Wireless Corporation (NASDAQ: WWCA), a leading provider of wireless communications services to rural America, announced today its operating results for the quarter ended September 30, 2004.

     Western Wireless reported consolidated total revenues of $497 million, an increase of 24% over the third quarter of 2003. Consolidated net income for the quarter was $30 million, or $0.30 per diluted share. This compares to a net loss of $19 million, or $(0.23) per diluted share, for the same quarter last year. Consolidated Adjusted EBITDA grew to $173 million for the quarter, a 33% increase from the same quarter last year (see attached schedule of Adjustments to Reconcile Net Income (Loss) to Adjusted EBITDA).

     “Third quarter reflects accelerated growth in both international and domestic operations and continued strong financial performance” said John W. Stanton, Chairman and Chief Executive Officer of Western Wireless Corporation. “The strong growth in customers and another record quarter in financial performance of our international operations reflect the strength of our market position across our international portfolio. We accelerated domestic subscriber growth, achieving the highest level of customer additions in three years and further cemented relationships with some of our key roaming partners. We also took important steps during the quarter to further strengthen our financial position by raising $200 million in proceeds through the sale of additional shares in August.”

Third Quarter Highlights

>	Consolidated net income was $30 million, or $0.30 per diluted share. This is an increase from a net loss of $19 million in the third quarter of 2003, or $(0.23) per diluted share.

>	Domestic net subscriber additions for the quarter were 28,400, an increase of 35% over third quarter of last year. Average monthly churn of 2.4% for the quarter remained flat compared to second quarter 2004 and third quarter 2003.

>	Domestic Adjusted EBITDA increased to $115 million, an increase of 2% over the third quarter of 2003.

>	Western Wireless International’s Adjusted EBITDA reached a record $58 million for the quarter, up from an Adjusted EBITDA of $17 million in the third quarter of 2003.

>	Net customer additions for Western Wireless International for the quarter were 132,200.

     Consolidated net income for the quarter includes non-cash charges that reduced net income, including a realized loss on marketable securities of $11 million, or $0.10 per diluted share, and a realized loss on interest rate hedges of $3 million, or $0.03 per diluted share.

Domestic Results

     Net customer additions increased in the third quarter to 28,400. Average monthly churn for the quarter was 2.4%, flat compared to both the second quarter of 2004 and the third quarter of 2003. Beginning with the third quarter, Western Wireless is including prepaid users in its customer base. Including prepaid users, total customers at the end of the quarter were 1,358,800. This recognizes 6,200 prepaid users that Western Wireless served at June 30, 2004 but did not previously include in its reported customer base.

     Subscriber revenues increased to $206 million, an increase of 11% over the third quarter of 2003. Monthly subscriber revenue per average subscriber for the quarter was $51.27, an increase of 2% over the third quarter of 2003.

     Roamer revenues for the third quarter were $53 million, down from $61 million for the third quarter of 2003. The decline in revenue is the result of contractual rate reductions in the third quarter, offset by growth in roamer minutes of use. Western Wireless continues to benefit from its ability to serve the national carriers, regardless of technology. As a result, roamer minutes of use on Western Wireless’ network continue to grow, up 16% over the third quarter of 2003.

     The average monthly cost of serving a subscriber (cost of service plus general and administrative expenses) was $24.65 per subscriber for the third quarter, a decrease of $0.35 per subscriber from the third quarter of 2003. Cost per gross subscriber addition (or CPGA, determined by dividing the sum of sales and marketing costs and cost of equipment sales, reduced by equipment sales, by the number of gross subscriber additions for the quarter) was $356 for the quarter, a 7% reduction from the third quarter of 2003. Western Wireless includes in its subscriber acquisition costs digital handset subsidies incurred in retaining existing subscribers. Retention costs for the quarter included in CPGA were $43.

     Capital expenditures for the quarter were $56 million. Western Wireless continued to add additional CDMA and GSM/GPRS coverage during the quarter. At the end of the quarter, approximately 77% of the population in Western Wireless’ service area had access to CDMA services. In addition, Western Wireless has completed its GSM/GPRS overlay on over 540 sites and, due to traffic demand, will provide additional GSM/GPRS coverage by the end of the year. Over 90% of Western Wireless’ network minutes are digital.

International Results

     Total revenues for Western Wireless International’s (“WWI”) six consolidated businesses were $221 million for the quarter, an increase of 57% over the third quarter of 2003. This amount includes total revenues of $152 million from tele.ring, WWI’s Austrian subsidiary, which is up from $98 million for the third quarter of 2003, an increase of 55%.

     Adjusted EBITDA for the consolidated international operations for the quarter was $58 million, compared to Adjusted EBITDA of $17 million for the third quarter of 2003. Adjusted EBITDA for tele.ring was $45 million for the third quarter. This compares to Adjusted EBITDA of $14 million for tele.ring in the third quarter of 2003.

     Net postpaid and prepaid customer additions for the consolidated international businesses totaled 132,200 for the quarter. Total customers at September 30, 2004 for the six consolidated businesses were 1,579,000. During the third quarter tele.ring added 65,000 mobile customers. At the end of the quarter, tele.ring had 841,700 mobile customers, of which 79% were postpaid subscribers. WWI’s Irish business, Meteor Mobile, added 29,500 customers during the quarter and ended the quarter with 251,600 customers. Virtually all of Meteor’s customers are prepaid. WWI also had 134,200 fixed line customers, primarily in its tele.ring operations in Austria.

Financial Statement Revisions

     As previously announced, Western Wireless has determined that the accounting for certain direct labor costs associated with network construction at Western Wireless’ international operations requires correction. In discussions with its independent registered public accounting firm, Western Wireless determined that certain of these costs should have been capitalized in prior periods and that the cumulative impact of making these corrections in the third quarter would have resulted in a material increase in reported net income for the third quarter. As a result, Western Wireless will file a Form 10-K/A for the year ended December 31, 2003 containing restated financial information reflecting adjustments to the company’s previously reported financial information in its Forms 10-K for the years ended December 31, 2003, 2002 and 2001. Western Wireless will also file two Forms 10-Q/A containing restated financial information reflecting adjustments to the company’s previously reported financial information in its Forms 10-Q for the quarters ended June 30 and March 31, 2004.

     In addition, also as previously announced, Western Wireless will correct certain other items recorded in the first and second quarters of 2004 and the years 2001 through 2003. These other corrections, taken together, would not have been significant enough to necessitate a restatement for the affected periods.

     Western Wireless is filing today a current report on Form 8-K with the Securities and Exchange Commission which includes additional information regarding these adjustments. A brief description of each of these items, along with a summary of the impact to the financial statements for each period is provided below:

–	Certain direct labor costs related to network construction at Western Wireless International were originally recorded as operating expenses. Western Wireless has determined that these costs should have been capitalized and depreciated.

–	Western Wireless is also making adjustments for certain other items relating to revenues and expenses recorded in the first and second quarters of 2004 and the years 2001 through 2003.

–	Western Wireless is also making certain balance sheet reclassifications, none of which affect net income or loss.

Impact to Net income (loss), by period

(dollars in millions, except per share amounts)

	Six months ended	Year ended December 31,
	June 30, 2004	2003	2002	2001
Net income (loss) as originally reported	$72.4	$(0.3)	$(185.7)	$(155.1)
Adjustments:
Capitalized labor, net of depreciation	1.5	1.7	3.4	3.5
Other	3.7	(4.2)	(1.5)	2.7

Increase (decrease)	$5.2	$(2.5)	$1.9	$6.2

Net income (loss) as adjusted	$77.6	$(2.8)	$(183.8)	$(148.9)

Basic income (loss) per share:
As originally reported	$0.79	$0.00	$(2.35)	$(1.97)
Increase (decrease)	0.06	(0.03)	0.02	0.08

As adjusted	$0.85	$(0.03)	$(2.33)	$(1.89)

Diluted income (loss) per share:
As originally reported	$0.74	$0.00	$(2.35)	$(1.97)
Increase (decrease)	0.05	(0.03)	0.02	0.08

As adjusted	$0.79	$(0.03)	$(2.33)	$(1.89)

     Western Wireless will file a Form 12b-25 with the Securities and Exchange Commission extending the time to file its Quarterly Report on Form 10-Q for the third quarter of 2004 to November 15, 2004, and currently expects to file this Quarterly Report together with the amendments referred to above not later than that day.

Conference Call

     On November 8, 2004 at 2:00 p.m. PST, Western Wireless will host a conference call to discuss third quarter results. The dial-up number for the call is 888/829-8669. The access code is the phrase “Western Wireless”. A separate dial-up replay number will be available beginning at 4:00 p.m. PST on November 8, 2004 until midnight PST on Wednesday, November 17, 2004. The replay number is 866/383-3164 and the access code is 5703. Investors can also access the live conference call and the conference call replay, as well as view this press release, through the investor relations link on the Western Wireless website at www.wwireless.com.

About Western Wireless Corporation

     Western Wireless Corporation, headquartered in Bellevue, Washington, serves over 1.3 million subscribers in 19 western states under the Cellular One® and Western

Wireless® brand names. Western Wireless and its subsidiary, Western Wireless International Corporation, serve over 1.5 million customers in six international markets, and own a minority interest in a seventh market.

     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These factors include general economic and business conditions nationally, internationally and in the regions and countries in which we operate; demographic changes; technology changes; increased competition; changes in business strategy or development plans; our high leverage and our ability to access capital markets; our ability to attract and retain qualified personnel; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; our ability and the cost of acquiring additional spectrum licenses; and product liability and other claims asserted against us. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s public offering prospectuses and its reports filed with the Securities and Exchange Commission. Given these factors, investors and analysts should not place undue reliance on forward-looking statements.

For further information contact:
Investment Community:	Media:
Steve Winslow	John Snyder
Western Wireless Corporation	Snyder Investor Relations
(800) 261-5960	(206) 262-0291
steve.winslow@wwireless.com	jsnyder@snyderir.com

WESTERN WIRELESS CORPORATION
Condensed Consolidating Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited )

	Three months ended September 30, 2004			Three months ended September 30, 2003
	Domestic	International	Consolidated	Domestic	International	Consolidated
					(As restated)
Revenues:
Subscriber revenues	$206,313	$189,872	$396,185	$186,353	$105,728	$292,081
Roamer revenues	53,103	11,773	64,876	61,107	12,258	73,365
Fixed line revenues		10,679	10,679		13,686	13,686
Equipment sales	16,180	4,685	20,865	12,549	5,941	18,490
Other revenues	473	4,369	4,842	563	3,140	3,703

Total revenues	276,069	221,378	497,447	260,572	140,753	401,325

Operating expenses:
Cost of service	46,003	85,282	131,285	44,495	64,508	109,003
Cost of equipment sales	26,050	20,409	46,459	24,110	17,418	41,528
General and administrative	53,186	26,965	80,151	48,404	20,271	68,675
Sales and marketing	35,947	30,894	66,841	31,007	21,242	52,249
Depreciation, amortization and accretion	44,001	25,362	69,363	53,506	17,868	71,374
Stock-based compensation, net		4,810	4,810

Total operating expenses	205,187	193,722	398,909	201,522	141,307	342,829

Other income (expense):
Interest and financing expense, net	(17,201)	(17,818)	(35,019)	(28,801)	(14,420)	(43,221)
Loss on extinguishment of debt				(16,910)	(4,310)	(21,220)
Equity in net income (loss) of unconsolidated	(31)	1,294	1,263	(31)	935	904
affiliates, net of tax Realized loss on marketable securities	(10,974)		(10,974)	(3,766)		(3,766)
Realized gain (loss) on interest rate hedges	(1,825)	(843)	(2,668)	4,431		4,431
Other, net	(948)	(1,048)	(1,996)	41	(4,062)	(4,021)

Total other expense	(30,979)	(18,415)	(49,394)	(45,036)	(21,857)	(66,893)

Minority interests in net (income) loss of consolidated subsidiaries		(3,093)	(3,093)		135	135

Income (loss) before provision for income taxes	39,903	6,148	46,051	14,014	(22,276)	(8,262)
Provision for income taxes	(11,524)	(4,168)	(15,692)	(9,504)	(772)	(10,276)

Net income (loss)	$28,379	$1,980	$30,359	$4,510	$(23,048)	$(18,538)

Basic income (loss) per share			$0.32			$(0.23)

Diluted income (loss) per share			$0.30			$(0.23)

Adjusted EBITDA (1)	$114,883	$57,828	$172,711	$112,556	$17,314	$129,870

(1)	See “Adjustments To Reconcile Net Income (Loss) To Adjusted EBITDA”

WESTERN WIRELESS CORPORATION
Condensed Consolidating Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Nine months ended September 30, 2004			Nine months ended September 30, 2003
	Domestic	International	Consolidated	Domestic	International	Consolidated
					(As restated)
Revenues:
Subscriber revenues	$591,652	$518,558	$1,110,210	$522,606	$266,702	$789,308
Roamer revenues	154,898	36,475	191,373	163,990	35,643	199,633
Fixed line revenues		34,759	34,759		43,377	43,377
Equipment sales	45,265	16,010	61,275	33,013	11,753	44,766
Other revenues	1,445	10,371	11,816	2,217	8,430	10,647

Total revenues	793,260	616,173	1,409,433	721,826	365,905	1,087,731

Operating expenses:
Cost of service	134,649	240,700	375,349	127,224	179,973	307,197
Cost of equipment sales	74,507	62,960	137,467	65,239	46,074	111,313
General and administrative	150,692	76,441	227,133	127,956	61,035	188,991
Sales and marketing	99,123	91,322	190,445	85,959	64,605	150,564
Depreciation, amortization and accretion	125,123	66,437	191,560	158,255	51,438	209,693
Asset dispositions				4,850		4,850
Stock-based compensation, net		11,330	11,330

Total operating expenses	584,094	549,190	1,133,284	569,483	403,125	972,608

Other income (expense):
Interest and financing expense, net	(55,603)	(49,212)	(104,815)	(74,833)	(44,306)	(119,139)
Loss on extinguishment of debt	(16,260)		(16,260)	(16,910)	(4,310)	(21,220)
Equity in net income (loss) of unconsolidated affiliates, net of tax	(92)	4,287	4,195	(370)	1,919	1,549
Gain (loss) on sale of Croatian joint venture				(1,574)	42,093	40,519
Realized loss on marketable securities	(10,974)		(10,974)	(3,890)		(3,890)
Realized gain (loss) on interest rate hedges	8,956	(1,505)	7,451	9,170		9,170
Other, net	(935)	(2,161)	(3,096)	117	(1,975)	(1,858)

Total other expense	(74,908)	(48,591)	(123,499)	(88,290)	(6,579)	(94,869)

Minority interests in net (income) loss of consolidated subsidiaries		(7,711)	(7,711)		4,153	4,153

Income (loss) before provision for income taxes and cumulative change in accounting principle	134,258	10,681	144,939	64,053	(39,646)	24,407
Provision for income taxes	(25,248)	(11,757)	(37,005)	(21,520)	(2,297)	(23,817)

Income (loss) before cumulative change in accounting principle	109,010	(1,076)	107,934	42,533	(41,943)	590
Cumulative change in accounting principle				(1,189)	(1,042)	(2,231)

Net income (loss)	$109,010	$(1,076)	$107,934	$41,344	$(42,985)	$(1,641)

Basic income (loss) per share:
Before cumulative change in accounting principle			$1.16$			0.01
Cumulative change in accounting principle						(0.03)

Basic income (loss) per share			$1.16$			(0.02)

Diluted income (loss) per share:
Before cumulative change in accounting principle			$1.09$			0.01
Cumulative change in accounting principle						(0.03)

Diluted income (loss) per share			$1.09$			(0.02)

Adjusted EBITDA (1)	$334,289	$144,750	$479,039	$315,448	$14,218	$329,666

(1)	See “Adjustments To Reconcile Net Income (Loss) To Adjusted EBITDA”

WESTERN WIRELESS CORPORATION
Adjustments to Reconcile Net Income (Loss) to Adjusted EBITDA
(dollars in thousands)

	Three months ended September 30, 2004
	Domestic	Austrian	All Other
	Operations	Operations	International	Consolidated
Net income (loss)	$28,379	$36,261	$(34,281)	$30,359
Depreciation, amortization and accretion	44,001	5,587	19,775	69,363
Asset dispositions
Stock-based compensation, net			4,810	4,810
Interest and financing expense, net	17,201	2,443	15,375	35,019
Equity in net (income) loss of unconsolidated affiliates, net of tax and other, net	979	1,036	(1,282)	733
(Gain) loss on sale of joint venture
Realized loss on marketable securities	10,974			10,974
Realized (gain) loss on interest rate hedges	1,825		843	2,668
Loss on extinquishment of debt
Minority interests in net (income) loss of consolidated subsidiaries			3,093	3,093
Provision for income taxes	11,524	1	4,167	15,692
Discontinued operations
Cumulative change in accounting principle
Adjusted EBITDA (1)	$114,883	$45,328	$12,500	$172,711

	Three months ended September 30, 2003
	Domestic	Austrian	All Other
	Operations	Operations	International	Consolidated
		(As restated)
Net income (loss)	$4,510	$7,825	$(30,873)	$(18,538)
Depreciation, amortization and accretion	53,506	2,829	15,039	71,374
Asset dispositions
Stock-based compensation, net
Interest and financing expense, net	28,801	2,445	11,975	43,221
Equity in net (income) loss of unconsolidated affiliates, net of tax and other, net	(10)	1,107	2,020	3,117
(Gain) loss on sale of joint venture
Realized loss on marketable securities	3,766			3,766
Realized (gain) loss on interest rate hedges	(4,431)			(4,431)
Loss on extinquishment of debt	16,910		4,310	21,220
Minority interests in net (income) loss of consolidated subsidiaries			(135)	(135)
Provision for income taxes	9,504	53	719	10,276
Discontinued operations
Cumulative change in accounting principle
Adjusted EBITDA (1)	$112,556	$14,259	$3,055	$129,870

WESTERN WIRELESS CORPORATION
Adjustments to Reconcile Net Income (Loss) to Adjusted EBITDA
(dollars in thousands)

	Nine months ended September 30, 2004
	Domestic	Austrian	All Other
	Operations	Operations	International	Consolidated
Net income (loss)	$109,010	$94,152	$(95,228)	$107,934
Depreciation, amortization and accretion	125,123	14,436	52,001	191,560
Asset dispositions Stock-based compensation, net		228	11,102	11,330
Interest and financing expense, net	55,603	7,570	41,642	104,815
Equity in net (income) loss of unconsolidated affiliates, net of tax and other, net	1,027	3,140	(5,266)	(1,099)
(Gain) loss on sale of joint venture Realized loss on marketable securities	10,974			10,974
Realized (gain) loss on interest rate hedges	(8,956)		1,505	(7,451)
Loss on extinquishment of debt	16,260			16,260
Minority interests in net (income) loss of consolidated subsidiaries			7,711	7,711
Provision for income taxes	25,248	3	11,754	37,005
Discontinued operations
Cumulative change in accounting principle

Adjusted EBITDA (1)	$334,289	$119,529	$25,221	$479,039

	Nine months ended September 30, 2003
	Domestic	Austrian	All Other
	Operations	Operations	International	Consolidated
		(As restated)
Net income (loss)	$41,344	$(35)	$(42,950)	$(1,641)
Depreciation, amortization and accretion	158,255	8,039	43,399	209,693
Asset dispositions	4,850			4,850
Stock-based compensation, net Interest and financing expense, net	74,833	7,751	36,555	119,139
Equity in net (income) loss of unconsolidated affiliates, net of tax and other, net	253	3,088	(3,032)	309
(Gain) loss on sale of joint venture	1,574		(42,093)	(40,519)
Realized loss marketable securities	3,890			3,890
Realized (gain) loss on interest rate hedges	(9,170)			(9,170)
Loss on extinquishment of debt	16,910		4,310	21,220
Minority interests in net (income) loss of consolidated subsidiaries			(4,153)	(4,153)
Provision for income taxes	21,520	155	2,142	23,817
Discontinued operations
Cumulative change in accounting principle	1,189	770	272	2,231

Adjusted EBITDA (1)	$315,448	$19,768	$(5,550)	$329,666

(1)	EBITDA is a non-GAAP financial measure generally defined as net income (loss) before interest, taxes, depreciation and amortization. We use the non-GAAP financial measure “Adjusted EBITDA” which further excludes the following items: (i) accretion; (ii) asset dispositions; (iii) stock-based compensation, net; (iv) equity in net (income) loss of unconsolidated affiliates, net of tax and other, net; (v) (gain) loss on sale of joint venture; (vi) realized loss on marketable securities; (vii) realized (gain) loss on interest rate hedges; (viii) loss on extinguishment of debt; (ix) minority interests in net (income) loss of consolidated subsidiaries; (x) discontinued operations; and (xi) cumulative change in accounting principle. Each of these items is presented in our Condensed Consolidating Statements of Operations.

Other companies in the wireless industry may define Adjusted EBITDA in a different manner or present other varying financial measures and accordingly, the Company’s presentation may not be comparable to other similarly titled measures of other companies. The Company’s calculation of Adjusted EBITDA is also not directly comparable to EBIT (earnings before interest and taxes) or EBITDA.

The Company views Adjusted EBITDA as an operating performance measure and as such, believes that the GAAP financial measure most directly comparable to Adjusted EBITDA is net income (loss). The Company has presented Adjusted EBITDA because this financial measure, in combination with other financial measures, is an integral part of the Company’s internal reporting system utilized by management to assess and evaluate the performance of its business. Adjusted EBITDA is also considered a significant performance measure. It is used by management as a measurement of the Company’s success in obtaining, retaining and servicing customers by reflecting the Company’s ability to generate subscriber revenue while providing a high level of customer service in a cost effective manner. The components of Adjusted EBITDA include the key revenue and expense items for which the Company’s operating managers are responsible and upon which the Company evaluates their performance.

Adjusted EBITDA is consistent with certain financial measures used in the Company’s domestic credit facility and the indenture for its senior notes. Such financial measures are key components of several negative covenants including, among others, the limitation on incurrence of indebtedness, the limitations on investments and acquisitions and the limitation on distributions and dividends.

Adjusted EBITDA should not be construed as an alternative to net income (loss), as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. The Company believes Adjusted EBITDA is useful to investors as a means to evaluate the Company’s operating performance prior to financing costs, deferred tax charges, non-cash depreciation and amortization expense, and certain other non-cash charges. Although Adjusted EBITDA may be defined differently by other companies in the wireless industry, the Company believes that Adjusted EBITDA provides some commonality of measurement in analyzing operating performance of companies in the wireless industry.

WESTERN WIRELESS CORPORATION
Selected Domestic Operating Statistics

	As of and for the
	Three months ended September 30,
	2004	2003
Licensed Population (1)	11,149,000	10,373,000
Ending Subscribers (2)	1,358,800	1,246,100
Average monthly subscriber revenue (3), (8)	$51.27	$50.15
Average monthly service revenue (4), (8)	$64.58	$66.75
Average monthly cost of serving a subscriber:
- per subscriber (5)	$24.65	$25.00
- per minute of use (6)	$0.038	$0.045
Cost per gross subscriber addition (7), (8)	$356	$384
Postpaid Churn	2.4%	2.4%
Subscriber minutes of use	557	478
Capital expenditures (000’s)	$55,580	$37,737

(1)	Population is estimated based upon 2003 Claritas, Inc. estimates and is adjusted by Western Wireless by applying Claritas’s positive and negative growth factors.

(2)	Mobile virtual network operators represented approximately 6% and 4% of ending subscribers as of September 30, 2004 and 2003, respectively. Prepaid users were less than 1% of ending subscribers as of the end of each period.

(3)	Average monthly subscriber revenue is determined by dividing subscriber revenue for the period by average subscribers for the period (the sum of beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period.

(4)	Average monthly service revenue is determined by dividing service revenues for the period by average subscribers for the period and dividing that result by the number of months in the period. Service revenues include subscriber, roamer and other revenues.

(5)	Average monthly cost of serving a subscriber is determined by dividing total service costs (cost of service plus general and administrative expense) by average subscribers for the period, and dividing that result by the number of months in the period.

(6)	Average monthly cost of serving a subscriber is determined by dividing total service costs (cost of service plus general and administrative expense) by total minutes of use for the period.

(7)	Cost per gross subscriber addition is determined by dividing the sum of sales and marketing costs and cost of equipment sales, reduced by equipment sales, by the number of gross subscriber additions for the period.

(8)	2003 amounts have been recalculated as a result of the restatement.